Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture, dated as of January 8, 2013, (this “Second Supplemental Indenture”) among Eaton Corporation, an Ohio corporation (the “Company”), the guarantors party hereto (the “New Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company (as successor to Turlock Corporation, an Ohio corporation), the Guarantors party thereto and the Trustee are parties to an indenture dated as November 20, 2012 (the “Base Indenture”), as supplemented by a first supplemental indenture dated as of November 30, 2012 among the Company, the New Guarantors party thereto and the Trustee (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”) as supplemented from time to time, providing for the issuance by the Company of $600,000,000 aggregate principal amount of 0.950% Senior Notes due 2015 (the “2015 Notes”), $1,000,000,000 aggregate principal amount of 1.500% Senior Notes due 2017 (the “2017 Notes”), $1,600,000,000 aggregate principal amounts of 2.750% Senior Notes due 2022 (the “2022 Notes”), $700,000,000 aggregate principal amount of 4.000% Senior Notes due 2032 (the “2032 Notes”) and $1,000,000,000 aggregate principal amount of 4.150% Senior Notes due 2042 (the “2042 Notes” and, together with the 2015 Notes, the 2017 Notes, the 2022 Notes and the 2032 Notes, the “Securities”);

WHEREAS, Section 1014 of the Indenture provides that under certain circumstances, a Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall irrevocably and unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “New Guarantee”); and

WHEREAS, pursuant to Section 903 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to be Bound. Each New Guarantor hereby becomes a party to the Indenture as a Guarantor and as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor and a Subsidiary Guarantor under the Indenture.

(3) Guarantee. Each New Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the obligations of the Company pursuant to and as set forth in Article Seventeen of the Indenture.

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(4) Release of Guarantee. The Guarantee of each New Guarantor shall be automatically and unconditionally released and discharged, upon:

(i) the consummation of any transaction permitted under the Indenture (including a sale, transfer, disposition or distribution of such New Guarantor to a Person that is not Parent or one of its Subsidiaries, or a dissolution) resulting in such Guarantor ceasing to be a Subsidiary; or

(ii) such Guarantor becomes an Excluded Person; provided that no such release will occur to the extent such New Guarantor remains an issuer or co-issuer of or borrower or guarantor under any U.S. debt securities or U.S. syndicated credit facilities.

(5) Severability. In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(6) Benefits Acknowledged. Each of the New Guarantors acknowledge that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that its guarantee and waivers (to the extent permitted by applicable law) pursuant to the New Guarantee are knowingly made in contemplation of such benefits.

(7) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of a New Guarantor shall have any liability for any obligations of the Company or the Guarantors (including a New Guarantor) under the Securities, any Guarantees, the Indenture or this Second Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

(8) Trustee Disclaimer. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Company and the New Guarantors and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Base Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Second Supplemental Indenture.

(9) Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterparty may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

(10) Headings. The headings of the sections in this Second Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this Second Supplemental Indenture to be duly executed by its proper and duly authorized officer(s) as of the date set forth above.

EATON CORPORATION

By:	/s/ Mark M. McGuire
Name: Mark M. McGuire
Title: Executive Vice President and General Counsel

By:	/s/ Trent M. Meyerhoefer
Name: Trent M. Meyerhoefer
Title: Senior Vice President and Treasurer

SUBSIDIARY GUARANTORS:

Signed and Delivered as Deed For and on behalf of COOPER INDUSTRIES By its duly appointed attorney In the presence of:

By:	/s/ Trent M. Meyerhoefer
Name: Trent M. Meyerhoefer
Title: Attorney

By:	/s/ Lizbeth L. Wright
Name: Lizbeth L. Wright
Title: Attorney

EATON ELECTRIC HOLDINGS LLC

By:	/s/ Trent M. Meyerhoefer
Name: Trent M. Meyerhoefer
Title: Vice President and Treasurer

COOPER B-LINE, INC.

By:	/s/ Trent M. Meyerhoefer
Name: Trent M. Meyerhoefer
Title: Vice President and Treasurer

COOPER BUSSMANN, LLC

By:	/s/ Trent M. Meyerhoefer
Name: Trent M. Meyerhoefer
Title: Vice President and Treasurer

COOPER CROUSE-HINDS, LLC

By:	/s/ Trent M. Meyerhoefer
Name: Trent M. Meyerhoefer
Title: Vice President and Treasurer

COOPER LIGHTING, LLC

By:	/s/ Trent M. Meyerhoefer
Name: Trent M. Meyerhoefer
Title: Vice President and Treasurer

COOPER POWER SYSTEMS, LLC

By:	/s/ Trent M. Meyerhoefer
Name: Trent M. Meyerhoefer
Title: Vice President and Treasurer

COOPER WIRING DEVICES, INC.

By:	/s/ Trent M. Meyerhoefer
Name: Trent M. Meyerhoefer
Title: Vice President and Treasurer

COOPER OFFSHORE HOLDINGS LTD.

By:	/s/ Russell S. Wheatley
Name: Russell S. Wheatley
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
Name: Melonee Young
Title: Vice President